Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BioMarin Pharmaceutical Inc.:

We consent to the use of our reports dated February 22, 2012, with respect to the consolidated balance sheets of BioMarin Pharmaceutical Inc. and subsidiaries as of December 31, 2011 and 2010, and the consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

May 25, 2012